ASTOR ASSET MANAGEMENT, LLC

CODE OF ETHICS

INTRODUCTION

This code of ethics is designed to set the tone for the conduct and professionalism of the adviser’s employees, officers, and directors.   This code has been approved by the firm’s senior management and is designed to:

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Educate employees regarding the firm’s expectations and the laws governing their conduct;

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Protect the firm’s clients by deterring misconduct

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Remind the employees that they are in a position of trust and must act with complete propriety at all times;

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Protect the reputation of the firm;

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Guard against violation of the securities laws; and

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Establish procedures for employees to follow so that advisers may determine whether employees are complying with the firm’s ethical principles.

PART 1. GENERAL PRINCIPLES

As a fiduciary for its clients, Astor Asset Management, LLC (“Astor”) has the duty to at all times to put the interests of clients first. This includes the requirement that all personal securities transactions are conducted in a manner that is consistent with the code of ethics and to avoid any actual or potential conflicts of interest or abuse of an employee’s position of trust and responsibility.  It also requires that the personnel of the Astor may not take inappropriate advantage of their positions and keep confidential the information concerning the identity of security holdings and financial circumstances of clients.   The investment decision-making process of Astor must be independent.  These general principles govern all conduct, whether or not the conduct is also covered by more specific standards included in the code.

PART 2. SCOPE OF THE CODE

A.

Topics Addressed in the Code

The code of ethics governs securities-related conduct and focuses on fiduciary duty, personal securities transactions, insider trading, gifts, and conflicts of interest.

B.

Persons Covered by the Code

The code of ethics applies to “supervised persons” who are defined as:

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Directors, officers and partners of Astor;

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Employees of Astor; and

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Any other person who provides advice on behalf of Astor.

Certain standards of the code of ethics apply to “access persons” who are defined as:

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Persons who have access to nonpublic information regarding any client’s purchase or sale of securities, or non public information regarding the portfolio holdings of any fund the adviser or its control affiliates manager;

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Or is involved in making securities recommendations to clients;

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Or has access to such recommendations that are nonpublic.

For the purposes of personal securities reporting requirements, terms such as “employee,” “account,” ”supervised person,” and “access person” are defined to include the person’s immediate family including any relative by blood or marriage living in the person’s household and any account in which he or she has a direct or indirect beneficial interest.

Some provisions of the code only apply to “Access Persons” who are defined as those individuals who:

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Make investment decisions for clients;

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Who provide information or advice to portfolio managers; or

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Who help execute and/or implement the portfolio manager’s decision.

C. Securities Covered by the Code

Covered Security means any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act. The term “covered security” is very broad and includes items you might not ordinarily think of as “securities,” such as:

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Options on securities, on indexes, and on currencies;

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All kinds of limited partnerships;

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Foreign unit trusts and foreign mutual funds; and

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Private investment funds, hedge funds, and investment clubs.

Covered Security does not include:

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Direct obligations of the U.S. government (e.g., treasury securities);

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Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

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Shares issued by money market funds;

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Shares of open-end mutual funds that are not advised or sub-advised by the firm (or certain affiliates, where applicable); and

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Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the firm (or certain affiliates, where applicable).

PART 3. STANDARDS OF BUSINESS CONDUCT

The below standards of business conduct are required of all supervised persons.

A. Compliance with Laws and Regulations.

All supervised persons must comply with applicable securities laws.  They are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a. To defraud such client in any manner;

b. To mislead such client, including by making a statement that omits material facts;

c. To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

d. To engage in any manipulative practice with respect to such client;

     or

e. To engage in any manipulative practice with respect to securities,

    including price manipulation.

B. Conflicts of Interest.

As a fiduciary, the firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, individuals subject to the code must try to avoid situations that have even the appearance of conflict or impropriety.

1. Conflicts Among Client Interests. Conflicts of interest may arise where Astor or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). The code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

2. Competing with Client Trades. Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically in section D below.

C.  Insider Trading.

Supervised persons are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information.   The communication of material nonpublic information to others is in violation of the law.  For more information regarding Astor’s policies to prohibit insider trading consult the specific procedures.

D.  Personal Securities Transactions.

All access persons are required to strictly comply with the firm’s policies and procedures regarding personal securities transactions.  Access persons are prohibited from acquiring any securities in an initial public offering.    Access persons are also required to receive written prior approval for any acquisition of securities in a limited offering.  This prior approval will take into account whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to an individual by virtue of his or her position with the adviser. Investment personnel who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a part in any client’s subsequent consideration of an investment in the issuer and the decision to purchase the securities of the issuer for the client should be made by another employee.  Access people are prohibited from executing a securities transaction on a day during which any client has a pending “buy” or “sell” order in the same or a related security until that order is executed.

Short-term trading in securities is discouraged for all personnel and is restricted by investment personnel. Investment personnel must disgorge any profits realized on short-term trading meaning trading within 30 days in securities held in client accounts.

E. Gifts and Entertainment.

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or a firm.   Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

F. Political and Charitable Contributions.

Employees are prohibited from considering the adviser’s current or anticipated business relationship as a factor in soliciting political or charitable donations.

G. Confidentiality.

The information concerning the identity of security holdings and financial circumstances of clients is confidential, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.  Supervised persons are prohibited from disclosing to persons outside the firm any material nonpublic information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.  Access to the computer files containing nonpublic information are restricted.

H. Service on a Board of Directors..

Astor  prohibits supervised persons from serving as directors of public companies and state that exceptions will be made only when in the best interests of the firm and its clients. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

I. Other Outside Activities.

Supervised persons may not engage in outside business or investment activities that may interfere with their duties with the firm.  Any outside business activity requires written pre-approval by Rob Stein or his designee.  Supervised persons must also request approval prior to accepting an executorship, trusteeship or power of attorney, other than with respect to a family manner.   Regardless of whether an activity is specifically addressed in the code, supervised persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the firm.

J. Marketing and Promotional Activities.

All oral and written statements made by supervised persons including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.  All communications of this type require pre-approval by Rob  Stein.

PART 4. COMPLIANCE PROCEDURES

A. Personal Securities Transaction Procedures and Reporting.

Access persons are required to obtain pre-clearance for transaction in covered securities as defined above.  An access person wishing to trade in a covered security must submit a Transaction Request Form.  Rob Stein is the individual responsible for approving requested transactions and retains the Transaction Request Form evidencing his approval.

Within 10 days of becoming an access person and at least annually, an access person must submit a report of all holdings in covered/reportable securities and thereafter on an annual basis. The holdings report must include  (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and (iii) the date the report is submitted.

The information supplied must be current as of a date no more than 45 days before the annual report is submitted. For new access persons, the information must be current as of a date no more than 45 days before the person became an access person.

B.

Quarterly Transaction Reports.

Access persons must submit to Rob Stein transaction reports no later than 30 days after the end of each calendar quarter covering all transactions in covered/reportable securities during the quarter. The transaction reports must include information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. The reports must include: (i) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved; (ii) the nature of the transaction (e.g., purchase, sale); (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through which the transaction was effected; and (v) the date the report is submitted.

C. Quarterly Brokerage Account Reports.

All access persons must disclose their securities accounts to Rob Stein within 10 days of becoming an access person and prior to opening a new account.

1. Exempt Transactions

a. Reporting Exemptions. An access person need not submit:

i. Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

ii. A transaction report with respect to transactions effected pursuant to an automatic investment plan;

iii. A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and

iv. Any transaction or holding report if the firm has only one access person, so long as the firm maintains records of the information otherwise required to be reported under the rule.

2. Duplicate Brokerage Confirmations and Statements. Access persons must provide Astor with information necessary to request duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. Provided no new accounts are opened or trades are done outside of accounts for which Astor receives duplicate confirmations and statements,  access persons need not submit their quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements.

3. Monitoring of Personal Securities Transactions. Astor requests duplicate copies of confirmations and statements for outside brokerage accounts.  Rob Stein is responsible for reviewing and monitoring personal securities transactions and trading patterns of access persons.

D. Certification of Compliance

1. Initial Certification. The firm provides all supervised persons with a copy of the code at the onset of their employment and as the code is revised.  Supervised persons must certify in writing by signing the Code of Ethics certification that they have: (a) received acopy of the code or revised code; (b) read and understand all provisions of the code or revised code; and (c) agreed to comply with the terms of the code.

2. Acknowledgement of Amendments. Supervised persons are provided with any amendments to the code and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to the code.

3. Annual Certification. At least annually, all supervised persons must certify that they have read, understood, and complied with the code of ethics.